CELERITY SOLUTIONS, INC.

EXHIBIT 21.1

List of Capitol Multimedia, Inc. Subsidiaries

Name of Subsidiary                  State of Jurisdiction of Incorporation
------------------                  --------------------------------------

Animation Magic, Inc.                       Delaware

Client Server Technologies, Inc.            Massachusetts

"Paragon" LLC                               St. Petersburg, Russia

Somerset Solutions, Inc                     Delaware